Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Landos Biopharma, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of Landos Biopharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, NC

March 24, 2022